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                                                                   Exhibit 10.18

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 31 day of December 2004 between TLC Vision Corporation, a New Brunswick corporation (the "Corporation"), and Brian L. Andrew, who resides at 15788 Summer Ridge Dr., Chesterfield, MO 63017 (the "Employee").

     WHEREAS, The Corporation and the Employee wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the Employee's employment with the Corporation;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1.   DEFINITIONS

     1.1. In this Agreement,

     1.1.1. "AFFILIATE" has the meaning set forth in Section 5001 of the Delaware Code as the same may be amended from time to time, and any successor legislation thereto;

     1.1.2. "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof," "herein," "hereto," "hereunder," "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

     1.1.3. "SALARY" has the meaning attributed to such term in section 5.1;

     1.1.4. "BENEFITS" has the meaning attributed to such term in section 5.4;

     1.1.5. "BUSINESS DAY" means any day, other than Saturday, Sunday or any holiday on which the employees of the Corporation are not required to report for work;

     1.1.6. "CHANGE OF CONTROL" for the purposes of this Agreement shall be deemed to have occurred when:

          1.1.6.1. any Person acquires or becomes the beneficial owner of, or a combination of Persons acting jointly and in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 40% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; such percentage being determined on a undiluted basis without regard to options and warrants then outstanding and unexercised;

          1.1.6.2. the Corporation amalgamates with one or more corporations other than a Subsidiary or Affiliate;

          1.1.6.3. the Corporation sells, leases or otherwise disposes of all or substantially all of its assets, whether pursuant to one or more transactions;

          1.1.6.4. any Person not part of existing management of the Corporation or any Person not controlled by the Corporation or by any Affiliate enters into any arrangement to provide management services to the Corporation which results in either (i) the termination by the Corporation of the employment of any two of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel for any reason other than Just Cause; or (ii) the termination by the Corporation for any reason other than Just Cause of the employment of all such senior executive personnel within six months of the date that such arrangement is entered into;


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          1.1.6.5. the Corporation enters into any transaction or arrangement which would have the same or similar effect as the transactions referred to in sections 1.1.6.1, 1.1.6.2, 1.1.6.3 or 1.1.6.4 above.

     1.1.7. "CONFIDENTIAL INFORMATION" means all confidential or proprietary information, intellectual property (including but not limited to trade secrets, customer lists, projections, business plans) and confidential facts relating to the business or affairs of the Corporation or any of its Affiliates or Subsidiaries which is treated as confidential or proprietary;

     1.1.8. "DISABILITY"

          1.8.1.1. Employee shall be deemed permanently disabled if (a) Employee is unable to provide the Corporation with at least thirty (30) hours per week of normal effective work time during a continuous six (6) month period and (b) if at the expiration of said six (6) month period, insofar as can be reasonably foreseen, Employee will thereafter be unable to give at least thirty (30) hours per week of normal effective working time.

          1.8.1.2. Until the expiration of the six (6) month period of disability, Employee shall be entitled to received his regularly established salary and bonus, less any monthly disability income insurance payments.

          1.8.1.3. In the event the parties hereto are unable to agree on the existence of a disability or the date on which the aforesaid six (6) month period of disability began, the Corporation and Employee shall each designate a physician and the two physicians so designated shall then select a third physician, which third physician shall then determine whether a permanent disability exists within the meaning of this Agreement and when the disability commenced if it does exist. The determination of the said third physician shall bind the parties hereto. For convenience of determining the rights of the parties under this provision, a permanent disability shall be deemed to begin on the first day of the month which immediately follows the date on which the disability actually occurred, or is judged by the aforesaid third physician to have occurred. If the said third physician determines that Employee is not capable of performing the services required of him hereunder, the Corporation shall have the right to require Employee to submit to additional periodic examinations (not to exceed one per month), at the Corporation's expense, by that physician for so long as Employee purports to be disabled.

          1.8.1.4. The foregoing to the contrary notwithstanding, in the event the Corporation terminates the employment of Employee due to the disability of Employee and if, after such termination and prior to the normal termination date of this Agreement (or any extension or renewal hereof) Employee is judged by the aforesaid third physician to be able to return to his normal duties, then the Corporation shall hire Employee as a consultant to the Corporation for the balance of the term of this Agreement (or any extension or renewal hereof), at Employee's salary as of the date of termination and subject to all other terms and conditions of this Agreement.

     1.1.9. "EMPLOYMENT PERIOD" has the meaning attributed to such term in section 4;

     1.1.10. "GOOD REASON" means:

          1.1.10.1.a reduction of more than ten percent by the Corporation in the Employee's then current Salary (set forth in Section 5.1)

          1.1.10.2. the taking of any action by the Corporation which would materially and adversely affect the Employee's participation in, or materially reduce the Employee's Benefits and other similar plans in which the Employee is participating at the date hereof (or such other plans as may be implemented after the date hereof that provide the Employee with substantially similar benefits), or the taking of any action by the Corporation which would deprive the Employee of any material fringe benefit enjoyed by him at the date hereof unless such action by the Corporation affects all employees or reduces or deprives all or a majority of the Corporation's employees of benefits previously enjoyed.

          1.1.10.3. the taking of any action by the Corporation which would materially and adversely affect Employee's duties under this Agreement.


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          1.1.10.4. The Corporation relocates Employee's principal office outside the Greater St. Louis, Missouri area, which shall be defined as St. Louis, Jefferson, St. Charles and Franklin counties in Missouri and St. Clair and Madison counties in Illinois.

          1.1.10.5. In the event of a breach or a claimed breach of this Agreement by the Corporation under this section 1.1.10, Employee shall give notice to the Corporation of any such claimed breach and the Corporation shall have thirty (30) days from the date of receipt of such notice to cure any such claimed breach.

     1.1.11. "JUST CAUSE" shall mean that the Employee has been convicted of any crime involving larceny, embezzlement, conversion or any other act involving the misappropriation of Corporation funds in the course of his employment;

     1.1.12. "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, limited liability company, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

     1.1.15 "SUBSIDIARIES" has the meaning attributed to such term by Section 5001 of the Delaware Code as the same may be amended from time to time and any successor legislation thereto;

     1.1.16. "YEAR OF EMPLOYMENT" means any 12 month period commencing on Effective Date (defined herein) or on any anniversary of such date.

2.   EMPLOYMENT OF THE EMPLOYEE

     The Corporation shall employ the Employee, and the Employee shall serve the Corporation, in the position of V.P. Secretary and General Counsel. In such position, the Employee shall perform and fulfill such duties and responsibilities as the Corporation may designate from time to time. The Employee shall report to the Chief Executive Officer of the Corporation or such other person or persons as designated by the Board of Directors from time to time. Employee shall perform his duties hereunder in the Greater St. Louis metropolitan area or at such other location or locations as are mutually agreed between Employee and the Company.

3.   PERFORMANCE OF DUTIES

     During the Employee's employment, the Employee shall faithfully, honestly and diligently serve the Corporation and its Subsidiaries as contemplated above. The Employee shall devote all of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Corporation.

4.   EMPLOYMENT PERIOD

     Subject to the terms and conditions hereinafter provided, the term of the Executive's employment shall commence on February 1, 2005 (the "Effective Date"). Upon the Effective Date, the Executive's employment shall continue for a term of one year unless and until sooner terminated under this Agreement ("Initial Term"). After the Initial Term, this Agreement shall continue for successive one-year terms (each year term referred to as an "Extension Term") unless either party gives written notice to the other party of its intention to terminate this Agreement at least six (6) months prior to the end of the then current term.

5.   REMUNERATION

     5.1. SALARY. The Corporation shall pay the Employee a base salary minus applicable deductions and withholdings, for each Year of Employment of this Agreement calculated at the rate of Two Hundred Ten Thousand Dollars ($210,000) per annum ("Salary"), payable in equal installments according to the Corporation's regular payroll practices. Subsequent to the initial year of employment under this Agreement, Employee's salary may be increased, but shall not be reduced from the base amount paid to Employee during the previous year.

     5.2 BONUS REMUNERATION. The Employee is eligible to receive a bonus equal to a maximum amount of 50% of the Employee's Salary, less applicable deductions and withholdings. The payment of any bonus will be based on Employee's performance within a specific area of responsibility and/or the Corporation achieving its financial objectives for the fiscal


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     year; the amount of any such bonus and whether any bonus is earned shall be determined by the Corporation in its sole discretion. Any bonus earned shall be paid within sixty (60) days after the end of the Corporation's fiscal year.

     5.5. STOCK OPTIONS. The Employee shall receive 40,000 stock options.

     5.6. BENEFITS. The Company shall provide to the Employee, in addition to Salary and stock options, if any, the benefits (the "Benefits"') described in the Company's Employee Handbook, such Benefits to be provided in accordance with and subject to the terms and conditions of the Handbook as such is amended from time to time. At a minimum, the Company will provide, at the Company's expense, a medical and dental plan for Employee and his spouse and dependents, as well as a life insurance policy and disability plan to protect the Employee's income. Employee shall also be covered under the Company's liability insurance policy for directors and officers under the same terms and conditions that apply to other directors and officers of the Company. In addition, the Company shall provide Employee, at the Company's sole expense, with a policy of life insurance to be owned by the Employee in a face amount of not less than $500,000.

     5.5. PRO-RATA ENTITLEMENT IN THE EVENT OF TERMINATION. If the Employee's employment is terminated pursuant to section 8 or if the Employee dies during a Year of Employment, the Employee shall be entitled to receive that portion of the Salary in respect of the Year of Employment representing the number of days the Employee actually worked and only any bonus earned prior to the termination of the Employee's employment.

6.   EXPENSES

     Subject to the terms of the Corporation's expense policy, as such may be revised from time to time, the Corporation shall pay, or reimburse the Employee for, all authorized and appropriate travel and out-of-pocket expenses reasonably incurred or paid by the Employee in the performance of his duties and responsibilities, upon presentation of expense statements and receipts and such other supporting documentation as the Corporation may reasonably require.

7.   VACATION

     The Employee shall be entitled during each Year of Employment to vacation with pay equal to the standard award offered to all employees plus one week (three weeks in the initial year of this Agreement); Employee's vacation shall accrue at the equal rate each month (1.250 days per month in the initial year of the Agreement) in accordance with the Corporation's policy. Vacation shall be taken by the Employee at such time(s) as may be acceptable to the Corporation. Except with the prior written consent of the President (i) no more than two weeks of vacation shall be taken consecutively, and (ii) no more than five days of the vacation entitlement earned in any Year of Employment can be carried forward to a subsequent Year of Employment. Notwithstanding the foregoing, in the event that the Employee's employment is terminated pursuant to this Agreement, the Employee shall not be entitled to receive any payment in lieu of any vacation to which he was entitled and which had not already been taken by him.

8.   TERMINATION

     8.1. NOTICE. The Employee's employment may be terminated at any time:

          8.1.1 by the Corporation without prior notice and without obligation to the Employee (i) for reasons of Just Cause; or (iii) Disability of Employee;

          8.1.2. by the Corporation for any reason other than Just Cause, Disability of Employee or as set forth in Section 4.0;

          8.1.3. by the Employee on one month written notice to the Corporation; or

          8.1.4. by the Corporation as set forth in Section 4.0.

     Notwithstanding the terms herein, the Employee's employment shall be automatically terminated, without further obligation to the Employee or his heirs, in the event of his death.

     8.2. EFFECTIVE DATE. The effective date on which the Employee's employment shall be terminated shall be:

          8.2.1. in the case of termination under section 8.1.1, the day the Employee is deemed, under section 17, to have received


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          notice from the Corporation of such termination;

          8.2.2. in the case of termination under section 8.1.2, on the date of the event giving rise to the termination;

          8.2.3 in the case of termination under section 8.1.3, on the date one month after notice to the Corporation, provided the Corporation utilizes Employee's services during this one month after notice;

          8.2.4. in the case of termination under section 8.1.4, on the date before the next anniversary of the Effective Date, provided the Employee provides services in accordance with this Agreement from the date of termination notice up to the date of termination;

          8.2.5. in the event of the death of the Employee, on the date of his death.

9.   RIGHTS OF EMPLOYEE ON TERMINATION AND PAYMENT

     Where the Employee's employment under this Agreement has been terminated by the Corporation under sections 8.1.2, the Employee shall be entitled, upon receipt by the Corporation of a waiver and release in a form acceptable to the Corporation, to receive from the Corporation, in addition to accrued but unpaid Salary, if any, a payment equal to twelve months Salary, less any amounts owing by the Employee to the Corporation for any reason and applicable deductions and withholdings, payable in one lump sum.

     Except as provided above in this section, where the Employee's employment has been terminated by the Employee or by the Corporation for any reason, the Employee shall not be entitled to receive any payment as severance pay, in lieu of notice, or as damages.

10.  CHANGE OF CONTROL

     10.1. TERMINATION OF EMPLOYMENT FOR GOOD REASON. If at any time during this Agreement and within 12 months following a Change of Control, the Employee's employment is terminated by the Employee as a result of the Corporation taking actions which would materially and adversely affect Employee's duties under this Agreement, the Employee shall be entitled, upon receipt by the Corporation of a waiver and release in a form acceptable to the Corporation, to receive from the Corporation, a payment equal to twelve months Salary, less any amounts owing by the Employee to the Corporation for any reason and applicable deductions and withholdings, payable in twelve (12) equal monthly installments.

     For greater certainty, this section 10.1 does not apply in the event of the termination of the employment of the Employee as a result of death, Disability or retirement of the Employee or by the Corporation for Just Cause or pursuant to Section 4.0, or by the Employee without Good Reason.

     10.2 LIMITATION ON PAYMENTS FOLLOWING A CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement, if any payment to or for the benefit of the Employee under this Agreement either alone or together with other payments to or for the benefit of the Employee would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by
Section 4999 of the Code and the disallowance of deductions to the Corporation under Section 280G of the Code for any such payments. The amount and method of any reduction in the payments under this Agreement pursuant to this Section 10.2 shall be as reasonably determined by the Compensation Committee of the Board of Directors of the Corporation.

11.  NO OBLIGATION TO MITIGATE

     The Employee shall not be required to mitigate the amount of any payment or Benefits provided for in this Agreement by seeking other employment or otherwise, nor (except as specifically provided herein) shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer after termination or otherwise.

12.  NON-COMPETITION

     The Employee shall not, either during his employment and for a period of one year following the termination of Employee's employment, within the United States of America or Canada, directly or indirectly, in any manner whatsoever including, without


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limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, director or shareholder:

     12.1. be engaged in any undertaking related to refractive laser vision corrective surgery, cataract surgery or ophthalmic ambulatory surgery centers or any business conducted by the Corporation;

     12.2. have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business of refractive laser corrective surgery, cataract surgery or ophthalmic ambulatory surgery centers or carries on any business conducted by the Corporation; or

     12.3. advise, lend money to, guarantee the debts or obligations of or permit the use of the Employee's name or any parts thereof by any Person engaged in the refractive laser corrective surgery business, cataract surgery or ophthalmic ambulatory surgery centers or which competes or competed directly or indirectly with the Corporation or any of its Affiliates or Subsidiaries, during the Employee's employment or at the end thereof, as the case may be.

     Notwithstanding the foregoing, nothing herein shall prevent the Employee from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada or the United States, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the business of the Corporation or any of its Affiliates or Subsidiaries.

13.  NO SOLICITATION OF PATIENTS

     The Employee shall not, either during his employment or for a period of one year thereafter ("Restricted Period"), directly or indirectly, contact or solicit any customers or patients of the Corporation or any of its Affiliates or Subsidiaries for the purpose of selling to those patients any products or services which are the same as or substantially similar to, or in any way competitive with, the refractive laser corrective surgery, cataract surgery or ophthalmic ambulatory surgery center products or services provided by the Corporation or any of its Affiliates or Subsidiaries during Employee's employment or at the end thereof, as the case may be. For the purpose of this section, a designated patient means a Person who was a patient of the Corporation or of any of its Subsidiaries during some part of Employee's employment.

14.  NO SOLICITATION OF EMPLOYEES

     The Employee shall not, either during his employment or the Restricted Period, directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or any of its Affiliates or Subsidiaries or induce or solicit, or attempt to induce, any such person to leave his/her employment.

15.  CONFIDENTIALITY

     The Employee shall not, either during his employment or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information; provided, however, that nothing in this section shall preclude the Employee from disclosing or using Confidential Information if:

     15.1. the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

     15.2. disclosure of the Confidential Information is required by law or legal process or is directly necessary in connection with any legal action or proceeding initiated against Employee. In such event, Employee shall notify the Corporation in writing of the disclosure to be made and afford the Corporation the reasonable opportunity to seek a protective order or take other reasonable steps to maintain the confidentiality of any such material.

     The Employee acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity and shall exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, by the Corporation of this Agreement.

16.  REMEDIES


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     The Employee acknowledges that a breach or threatened breach by the
Employee of the provisions of any of sections 12 to 15 inclusive will result in the Corporation and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Employee agrees that the Corporation and any successor corporation shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation or any successor corporation may become entitled.

17.  NOTICES

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given via certified or registered mail return receipt requested, by facsimile with confirmation of receipt or via national and reputable overnight delivery service, except that any notice of termination by the either party shall be given by certified mail return receipt requested. Any such notice shall be deemed to have been received on the day of delivery. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

     c)   if to the Employee:
          Brian L. Andrew
          15788 Summer Ridge Dr.
          Chesterfield, MO 63017

     d)   if to the Corporation:
          TLC Vision Corporation
          540 Maryville Centre Drive Suite 200
          St. Louis, MO 63141
          Attention: Chief Executive Officer
          Telecopier number: (314) 434-7251

18.  HEADINGS

     The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.  INVALIDITY OF PROVISIONS

     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

20.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement among the parties and any Affiliates or Subsidiaries of the Corporation pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Employee's employment by the Corporation and any rights which the Employee may have by reason of any such prior agreement or by reason of the Employee's prior employment, if any, by the Corporation or by reason of the Employee's prior services to the Corporation or its Affiliates or Subsidiaries. There are no warranties, representations or agreements among the parties and the Corporation's Affiliates and Subsidiaries in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement.

21.  WAIVER, AMENDMENT

     Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.  CURRENCY


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     Except as expressly provided in this Agreement, all amounts in this
     Agreement are stated and shall be paid in U.S. currency.

23.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to its conflict of laws rules, which are deemed inapplicable herein. The parties hereto each consent to the personal jurisdiction of the federal and state courts of the State of Missouri.

24.  COUNTERPARTS

     This Agreement may be signed in counterparts, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

                                        IN WITNESS WHEREOF the parties have
                                        executed this Agreement.

                                        EMPLOYEE


                                        /s/ Brian L. Andrew
                                        ----------------------------------------
                                        Brian L. Andrew


                                        TLC VISION CORORATION


                                        By: /s/ James Wachtman
                                            ------------------------------------
                                            James Wachtman,
                                            Chief Executive Officer


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